Exhibit 99.1

Contact: Merilee Raines, Chief Financial Officer, (207) 856-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces First Quarter Results

WESTBROOK, Maine, April 28, 2006 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenue for the first quarter of 2006 increased 10% to $168.2 million from $152.4 million for the first quarter of 2005. Earnings per diluted share for the quarter ended March 31, 2006 were $0.55, compared to $0.51 for the same period in the prior year.

          Net income for 2006 includes the after-tax impact of share-based compensation expense of $0.07 per diluted share, including the impact of SFAS No. 123(R). Net income for the quarter ended March 31, 2005 included acquisition integration costs of $0.02 per diluted share. Adjusting the results for both periods to exclude the effects of these specified items, adjusted non-GAAP earnings per diluted share grew approximately 15%. Management believes adjusted earnings per diluted share is a useful non-GAAP financial measure to evaluate the results of ongoing operations, excluding significant specified items, period over period, and therefore believes that investors may find this information useful in addition to the GAAP results.

          Companion Animal Group (“CAG”) revenue for the first quarter of 2006 increased 12% to $139.4 million from $124.9 million for the first quarter of 2005 primarily due to higher sales in all CAG product and service categories. Incremental sales from businesses acquired during 2005, consisting of veterinary reference laboratories and a digital radiography business, contributed approximately 2% to CAG revenue growth, while the impact of foreign exchange reduced growth by 2%.

          Food Diagnostics Group (“FDG”) revenue for the first quarter increased 14% to $16.7 million from $14.7 million for the first quarter of 2005 primarily due to higher livestock diagnostics sales volume. The unfavorable impact of foreign currency decreased FDG revenue growth by 7%.

          Water segment revenue for the first quarter decreased 6% to $12.1 million from $12.8 million for the first quarter of 2005 primarily due to lower worldwide sales volume. The unfavorable impact of foreign currency contributed 2% to the decline.

IDEXX Announces First Quarter Results
April 28, 2006

          “We are pleased with the fundamentals of the business, with very good growth in most of the businesses contributing to 13% growth, adjusting for the impact of currency, and good profit realization as a result,” said Jonathan Ayers, Chairman and CEO.  “Our confidence leads us to increase our financial outlook for the year.”

Additional operating results

          Gross profit for the first quarter of 2006 increased $9.9 million, or 13%, to $86.0 million from $76.1 million for the first quarter of 2005. As a percentage of revenue, gross profit increased to 51% from 50% in the first quarter of 2005. The increase in the gross profit percentage was attributable, in part, to relatively favorable pricing in certain businesses; lower overall manufacturing and purchased materials costs including lower cost of instruments and consumables; and the absence in 2006 of the acquisition integration costs incurred in the first quarter of 2005.

          Research and development (“R&D”) expense for the quarter was $12.7 million compared to $9.8 million for the first quarter of 2005. R&D expense as a percentage of total revenue increased to 8% from 6% in the first quarter of 2005. The increase in R&D expense resulted from increased product development spending related primarily to IDEXX VetLab® instrumentation.

          Selling, general and administrative (“SG&A”) expense for the quarter was $46.4 million, or 28% of revenue, compared to $40.2 million, or 26% of revenue, in the first quarter of 2005. The increase in SG&A expense as a percentage of total revenue was primarily due to the change in accounting for share-based compensation beginning on January 1, 2006.

Outlook

     The Company offers the following revised guidance for the full year of 2006:

•	Revenue is expected to be approximately $704 to $712 million, updated from $700 to $710 million.

•	Diluted earnings per share are expected to be approximately $2.44 to $2.52, updated from $2.40 to $2.50.

Annual Meeting

          IDEXX Laboratories, Inc. today announced that it will host a simultaneous Webcast of its Annual Meeting of Stockholders, to be held on Wednesday, May 10, 2006, at 10:00 a.m. (eastern) at the Portland Marriott at Sable Oaks in South Portland, Maine.

          Chairman and CEO Jonathan Ayers will chair the meeting. Investors may listen to the Annual Meeting and view a presentation live via a link on the Company’s Web site, idexx.com. An archived edition of the Meeting will be available after 1:00 p.m. (eastern) on that day via the same link.

IDEXX Announces First Quarter Results
April 28, 2006

About IDEXX Laboratories

          IDEXX Laboratories, Inc. is a worldwide leader in the development and commercialization of innovative, technology-based products and services for veterinary, food and water applications. The Company’s largest business is focused on companion animal health, combining biotechnology, medical device technology and information technology to aid veterinarians in providing better medicine while building successful practices. IDEXX Laboratories’ food and water businesses are focused on employing innovative technologies to monitor production animal health and the safety and quality of drinking water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs more than 3,000 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the effectiveness of the Company’s sales and marketing activities; the Company’s ability to develop, license or obtain rights to new technologies; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition and technological change on the markets for the Company’s products; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of our products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the effects of government regulatory decisions, customer demand, pricing and other factors on the realizability of the Company’s inventories; the Company’s ability to manufacture complex biologic products; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; and the loss of key employees. A further description of these and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

IDEXX Announces First Quarter Results
April 28, 2006

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31, 2006	March 31, 2005

Revenue:	Revenue	$168,164	$152,426
Expenses and Income:	Cost of revenue	82,139	76,346

	Gross profit	86,025	76,080
	Sales and marketing	26,938	25,070
	General and administrative	19,434	15,098
	Research and development	12,678	9,774

	Income from operations	26,975	26,138
	Interest income, net	769	503

	Income before provision for income taxes and partner’s interest	27,744	26,641
	Provision for income taxes	9,584	9,052
	Partner’s share of consolidated loss	(113)	(101)

Net Income:	Net income	$18,273	$17,690

	Earnings per share: Basic	$0.57	$0.54

	Earnings per share: Diluted	$0.55	$0.51

	Shares outstanding: Basic	31,800	32,955

	Shares outstanding: Diluted	33,418	34,439

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Information (Unaudited)

		Three Months Ended
		March 31, 2006	March 31, 2005

Key Operating	Gross profit	51.2%	49.9%
Ratios (as a percentage of revenue):	Sales, marketing, general and administrative expense	27.7%	26.4%
	Research and development expense	7.5%	6.4%

	Income from operations	16.0%	17.1%

International Revenue:	International revenue (in thousands)	$58,400	$53,549

	International revenue as a percentage of total revenue	34.7%	35.1%

IDEXX Announces First Quarter Results
April 28, 2006

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Three Months Ended

	Gross Profit		Income from Operations		Net Income		Earnings per Share Diluted

	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005

GAAP measures	$86,025	$76,080	$26,975	$26,138	$18,273	$17,690	$0.55	$0.51
Specified items:
Share-based compensation expense	378	—	2,795	—	2,309	—	0.07	—
Acquisition integration expense	—	752	—	1,068	—	706	—	0.02

Non-GAAP comparative measures	$86,403	$76,832	$29,770	$27,206	$20,582	$18,396	$0.62	$0.53

We use these supplemental non-GAAP financial measures to evaluate the Company’s comparative financial performance. The specified items that are excluded from these non-GAAP measures are actual charges that impact net income and cash flows, however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.  We adjust 2006 GAAP financial results to exclude the after-tax impact of share-based compensation expense in order to evaluate the Company’s performance relative to 2005 financial results. We do not consider the pro forma 2005 financial results that are included in our Annual Report on Form 10-K and quarterly reports on Form 10-Q to be reasonably comparable to 2006 financial results with respect to the impact of share-based compensation expense due to several factors, including changes in 2006 in the types, terms and total fair value of share-based compensation awards; changes in the timing of expense recognition for 2006 awards; and differences between periods in income tax benefits.

IDEXX Announces First Quarter Results
April 28, 2006

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31, 2006	March 31, 2005

Revenue:	Companion Animal Group	$139,363	$124,880
	Water	12,066	12,806
	Food Diagnostics Group	16,735	14,740

	Total	$168,164	$152,426

Gross Profit:	Companion Animal Group	$68,605	$59,263
	Water	7,961	8,477
	Food Diagnostics Group	9,837	8,340
	Other	(378)	—

	Total	$86,025	$76,080

Income from Operations:
	Companion Animal Group	$22,604	$18,888
	Water	4,822	5,504
	Food Diagnostics Group	3,671	2,578
	Other	(4,122)	(832)

	Total	$26,975	$26,138

Gross Profit (as a percentage of revenue):
	Companion Animal Group	49.2%	47.5%
	Water	66.0%	66.2%
	Food Diagnostics Group	58.8%	56.6%
Income from Operations (as a percentage of revenue):
	Companion Animal Group	16.2%	15.1%
	Water	40.0%	43.0%
	Food Diagnostics Group	21.9%	17.5%

IDEXX Announces First Quarter Results
April 28, 2006

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)

		Three Months Ended

		March 31, 2006	March 31, 2005	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change Net of Currency Effect

Net CAG Revenue:
	Instruments and consumables	$55,820	$52,873	$2,947	5.6%	-2.9%	8.5%
	Rapid assay products	26,004	24,752	1,252	5.1%	-0.9%	6.0%
	Laboratory and consulting services	43,583	36,544	7,039	19.3%	-2.9%	22.2%
	Practice information systems and digital radiography	9,695	7,461	2,234	29.9%	0.1%	29.8%
	Pharmaceutical products	4,261	3,250	1,011	31.1%	—	31.1%

	Net CAG revenue	139,363	124,880	14,483	11.6%	-2.3%	13.9%

Net Water
Revenue:	Water	12,066	12,806	(740)	-5.8%	-2.5%	-3.3%

Net FDG Revenue:

	Production animal products	12,953	10,862	2,091	19.2%	-7.6%	26.8%
	Dairy testing products	3,782	3,878	(96)	-2.5%	-4.5%	2.0%

	Net FDG revenue	16,735	14,740	1,995	13.5%	-6.8%	20.3%

Net Revenue:		$168,164	$152,426	$15,738	10.3%	-2.7%	13.0%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the three months ended March 31, 2005 to the three months ended March 31, 2006.

IDEXX Announces First Quarter Results
April 28, 2006

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
 Amounts in thousands (Unaudited)

		March 31, 2006	December 31, 2005

Assets:	Current Assets:
	Cash and cash equivalents	$35,339	$67,151
	Short-term investments	57,658	65,580
	Accounts receivable, net	81,916	71,688
	Inventories	81,229	69,369
	Other current assets	24,817	25,457

	Total current assets	280,959	299,245

	Property and equipment, at cost	147,785	142,777
	Less: accumulated depreciation	80,512	77,080

	Property and equipment, net	67,273	65,697

	Other long-term assets, net	127,010	125,734

	Total assets	$475,242	$490,676

Liabilities and Stockholders’ Equity:	Current Liabilities:
	Accounts payable	$25,034	$19,842
	Accrued expenses	65,033	78,208
	Notes payable	—	551
	Deferred revenue	8,301	7,965

	Total current liabilities	98,368	106,566
	Total long-term liabilities	13,627	14,800

	Partner’s interest in subsidiary	188	300

	Stockholders’ Equity:
	Common stock	4,628	4,594
	Additional paid-in capital	455,663	437,394
	Deferred stock units	1,836	1,316
	Retained earnings	415,209	396,936
	Treasury stock, at cost	(514,791)	(472,096)
	Accumulated other comprehensive income	514	866

	Total stockholders’ equity	363,059	369,010

	Total liabilities and stockholders’ equity	$475,242	$490,676

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Information (Unaudited)

		March 31, 2006	December 31, 2005

Key
Balance Sheet	Total cash, cash equivalents and investments (in thousands)	$92,997	$132,731
Information:	Days sales outstanding	42	38
	Inventory turns(1)	1.9	2.4

(1) Reported inventory turns as of December 31, 2005 were favorably impacted by the timing of contractual inventory receipts subsequent to December 31, 2005.

IDEXX Announces First Quarter Results
April 28, 2006

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31, 2006	March 31, 2005

Operating:	Cash Flows from Operating Activities:
	Net income	$18,273	$17,690
	Non-cash charges	8,728	6,390
	Changes in current assets and liabilities, net of acquisitions and disposals	(30,024)	(23,798)

	Net cash provided (used) by operating activities	$(3,023)	$282

Investing:	Cash Flows from Investing Activities:
	Decrease in investments, net	7,954	32,112
	Purchase of property and equipment	(6,357)	(4,536)
	Purchase of land and buildings	(600)	—
	Acquisition of businesses and intangible assets	(636)	(659)
	Acquisition of equipment leased to customers	(382)	(696)

	Net cash provided (used) by investing activities	$(21)	$26,221

Financing:	Cash Flows from Financing Activities:
	Repayments of notes payable	(551)	(1,271)
	Purchase of treasury stock	(42,695)	(29,540)
	Proceeds from the exercise of stock options	9,995	2,603
	Tax benefit from exercise of stock options	4,681	—

	Net cash used by financing activities	$(28,570)	$(28,208)

	Net effect of exchange rate changes	(198)	(872)

	Net decrease in cash and cash equivalents	(31,812)	(2,577)

	Cash and cash equivalents, beginning of period	67,151	47,156

	Cash and cash equivalents, end of period	$35,339	$44,579

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31, 2006	March 31, 2005

Free Cash
Flow:	Net cash provided (used) by operating activities	$(3,023)	$282
	Financing cash flows attributable to tax benefits from exercise of stock options	4,681	—
	Purchase of fixed assets other than real property	(6,357)	(4,536)
	Acquisition of equipment leased to customers	(382)	(696)

	Free cash flow	$(5,081)	$(4,950)

Free cash flow indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets other than real property.  We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases (Unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005

Total number of shares purchased	541,400	530,800
Average price paid per share	$78.86	$55.65